EXHIBIT 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) has been entered into, as of October 30, 2023, by and between Robert Moccia, residing at the address on file with the Company (as defined below) (referred to below as “Executive”) and STRATA Skin Sciences, Inc., a Delaware corporation, with its principal place of business at 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, including but not limited to affiliated officers, employees, agents, successors and assigns (referred to below as the “Company”).

BACKGROUND

WHEREAS, the Executive has served as Chief Executive Officer and President of the Company pursuant to an employment agreement dated March 1, 2021 (the “Employment Agreement”);

WHEREAS, Executive and the Company have agreed to an exchange of consideration by which all matters relating to Executive’s employment and separation from employment have been resolved, the details of which are set forth below; and

WHEREAS, the Executive and the Company have mutually agreed that the Executive’s termination shall be a “termination without cause” under  Section 5(d) of the Employment Agreement.

NOW, THEREFORE, for and in consideration of the foregoing promises and the covenants contained herein, and for other consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.  Employment and Service as Director.

(a)  Executive’s last day of active employment with Company is October 30, 2023 (the “Termination Date”).  Executive will turn over all keys, passes and other property of the Company and will otherwise comply with the normal employment separation procedures. Executive will be paid his salary until his last day of work.

(b)  Executive’s execution of this Agreement shall serve as notice of his resignation from the Board of Directors of the Company, effective as of the Termination Date.

2.  Separation Pay and Benefits.  Following receipt of the Executive’s signed copy of this Agreement and upon the expiration of the revocation period related to the releases contained in the form of release attached hereto as Exhibit A delivered on the Termination Date, the Company and Executive agree that:

(a)  The Company will pay Executive nine-months of Executive’s Base Salary (as defined under the Employment Agreement) less applicable legal deductions, such as tax withholdings, as separation pay (“Separation Pay”) by salary continuation consistent with the Company’s normal payroll procedures.

(b)  No bonus for 2023 or any other period is due or payable with respect Section 4(b) of the Employment Agreement.

(c)  Any options to purchase common stock of the Company previously granted shall continue to be subject to their existing terms. Specifically, as of the Termination Date (unless earlier exercised), Executive and Company agree:

(i)  Executive has vested options, granted March 1, 2021, to purchase up to 1,632,590 shares of Common Stock with an exercise price of $1.73 but the ability to exercise such options will terminate on January 28, 2024 after which the options will expire;

(ii)  Executive has vested options, granted March 30, 2022, to purchase up to 100,000 shares of Common Stock with an exercise price of $1.45 but the ability to exercise such options will terminate on January 28, 2024 after which the options will expire;

(iii)  Executive has unvested options granted April 3, 2023 to purchase up to 75,000 shares of Common Stock with an exercise price of $1.06, but these options shall only be vested if there is a Change in Control of the Company on or prior to December 30, 2023 and the VWAP Performance Goal (as defined in the award agreement dated April 3, 2023) shall be deemed satisfied upon the effective time such Change in Control.  In the event such options vest, the ability to exercise such options will terminate on January 28, 2024 after which the options will expire;

(iv)  The incentive stock options granted April 3, 2023 to purchase up to 75,000 shares of Common Stock with an exercise price of $1.06 did not vest and shall be forfeited as of the Termination Date; and

(v)  Other than as set forth above, no prior awards remain outstanding.

(d)  The Company will pay Executive a lump sum amount equal to Executive’s accrued but unused vacation days, less applicable legal deductions, such as tax withholdings.

(e)  If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents.  Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment.  The Executive shall be eligible to receive such reimbursement until the earliest of:  (i) the eighteen-month anniversary following the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.

3.  Non-Admission of Liability.  It is agreed and understood that neither the offer of this Agreement nor the provision of any payments hereunder constitute or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of the Company, or the Executive.

4.  Confidentiality; Assignment of Developments; Covenant Not to Compete.  Executive acknowledges that the provisions of Sections 7, 8, 9, 10 and 13 of the Employment Agreement shall survive and continue to apply under this Agreement, provided, however, that the definitions of “Competing Business” and “Restricted Period” in Section 9(a) of the Employment Agreement shall be revised to read as follows:

(a)  “Competing Business” means a business or enterprise (other than Company or its subsidiaries) engaged in products and services related to dermatology and plastic surgery that the Company sells or that compete with such products or services related to dermatology and plastic surgery that the Company sells and any other business directly competing with the business of the Company as currently conducted or otherwise conducted by the Company during the Term.

(b)  “Restricted Period” means nine (9) months.

5.  Mutual Non-Disparagement.

(a)  Each of Executive and the Company shall refrain from making, and the Company shall cause its directors and executive officers and each of the parties shall cause their respective agents, successors, and assigns not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements, communications or announcements by Executive or any of his affiliates described above, the Company or any of its affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its affiliates or subsidiaries, or (b) in the case of statements, communications or announcements by the Company or any of its affiliates described above, Executive or his agents, successors, and assigns.  The foregoing shall not restrict the ability of any person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, (ii) to comply with the laws, rules and regulations of the Securities and Exchange Commission or any applicable state securities commission, or (iii) assert or defend a claim for breach of this Agreement. Executive and the Company each agree to promptly provide written notice of any such order or request to the attention of the other party at the address first above written (and in the case of the Company to its president at the Company’s principal place of business).

(b)  The limitations set forth in Paragraph 5(a) shall not prevent any party from responding to any public statement made by the other party of the nature described in this Paragraph 5(a) if such statement by the other party was made in breach of this Agreement.

6.  Communications.

(a)  The Executive shall not respond to or initiate any verbal or written comments or questions from or with any investor, media member, service provider, bank, Company officer, director or employee or other person (except as permitted in Section 5(a), above) with respect to (i) the Company and any of its officers, directors, or employees (in their capacity as officers, directors, or employees), (ii) his separation from the Company, or (iii) any other material matter concerning the Company, in each case except as permitted by the Company.  If asked about any such individuals or matters during the course of a communication, the Executive shall direct the inquirer to the Company’s Chair of the Board.  Any questions, concerns, or comments the Executive may have with respect to (i) the Company and any of its officers, directors, or employees, (ii) his separation from the Company, or (iii) any other matter concerning the Company shall be directed to the Company’s Chair of the Board (or, for certain matters, persons designated by the Chair of the Board in writing).

(b)  The Company hereby agrees that it shall only refer to the termination of the Executive to any investor, media member, service provider, bank, Company officer, director or employee or other person by stating that: “The term of the Employment Agreement was coming to an end. The Company and the Executive mutually agreed not to extend the term, and the Executive was terminated without cause.”

7.  Waiver of Employment or Re-Employment.  Executive waives any and all rights to employment or re-employment with the Company or any of the other Releasees, and, other than with respect to other rights and benefits specifically reserved in this Agreement, to participation in any of the Company’s benefit plans which Executive ever had, may now have, or may hereinafter have, whether known or unknown to Executive at the time of the execution of this Agreement.

8.  Remedies for Breach.  If, contrary to the provisions of this Agreement, Executive files a lawsuit against a released party, improperly discloses the terms of this Agreement to an unauthorized person, communicates disparaging information or otherwise commits a material breach of this Agreement, the Company will, in addition to and not instead of any other available legal or equitable remedies and without affecting the enforceability of the release, have the right to discontinue immediately payments under Paragraph 2 hereof.

9.  General.

(a)  No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company.

(b)  This Agreement supersedes and replaces all previous and contemporaneous written or oral agreements relating to Executive’s employment and employment separation (including, but not limited to, the Employment Agreement), except as otherwise specifically provided herein. The payments and benefits provided for herein are in lieu of payments or benefits under any other express or implied contracts, programs, plans or arrangements of the Company, except vested retirement benefits to the extent applicable.

(c)  This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to its choice or conflict of laws principles.

(d)  In the event of any dispute between the parties concerning the terms and provisions of this Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

[Signature page follows on next page]

IN WITNESS WHEREOF, and intending to be legally bound, Executive and the Company have signed this Separation Agreement and General Release on the date first indicated above.

ROBERT MOCCIA

STRATA SKIN SCIENCES, INC.

By:
Name:
Title:

Exhibit A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated as of March 1, 2021 (the “Employment Agreement”), between me and STRATA Skin Sciences, Inc. (the “Company”), as modified pursuant to the Employment Separation Agreement dated October 30, 2023 (the “Separation Agreement”), which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates (as that term is defined in Section 11 of the Employment Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, employees, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by Company pursuant to the Separation Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an option grant agreement or certificate to purchase Company’s (or an Affiliate’s) capital stock as set forth in the Separation Agreement, (v) any rights with respect to Company’s (or an Affiliate’s) capital stock owned by Executive or (vi) any rights to indemnification under the Agreement, Company’s by-laws or any other applicable law.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as Company may specify) from the later of the date my employment with Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of Company (or such other person as Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name: Robert Moccia

Date Signed: